UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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blackrock closed-end funds The future of ECAT depends on your vote Closed-end funds (CEFs) have been at the heart of BlackRock since our founding in 1988. We have a proven 35+ year experience of delivering results for shareholders. BlackRock ESG Allocation Term Trust (ECAT) is facing a proxy contest that we believe conflicts with long-term fund goals for shareholders. Vote on the WHITE proxy card today. Cast your vote What’s at stake Board nominees Portfolio Managers How to vote © 2025 BlackRock, Inc. All rights reserved. FOR EXISTING SHAREHOLDER USE ONLY – NOT FOR FURTHER DISTRIBUTION. Investing involves risk, including possible loss of principal. Past performance is not a guarantee or a reliable indicator of future results. No part of this website may be duplicated in any form by any means or redistributed without BlackRock’s prior written consent. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This website is strictly for informational purposes and is subject to change. The information and opinions contained in this website are derived from proprietary and nonproprietary sources deemed by BlackRock to be reliable, are not necessarily all-inclusive and are not guaranteed as to accuracy. Reliance upon information in this website is at the sole discretion of the reader. Click here to access BlackRock’s Terms & Conditions and Privacy Policy. © 2025 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK and ALADDIN are trademarks of BlackRock, Inc. or its affiliates. All other trademarks are those of their respective owners. D This proxy season counts. Vote the WHITE proxy card now! How your decision could impact your investment in ECAT BlackRock ESG Capital Allocation Term Trust (ECAT) is facing a contested election this year and your investment may be at risk. When you receive ECAT’s proxy statement, closely review the proposals and vote your shares on the WHITE proxy card online, by phone or mail. Vote on the WHITE card here ABOUT THE FUND

BlackRock ESG Capital Allocation Term Trust View ECAT’s latest performance, key facts, and holdings data. Visit our ECAT page Fund Materials ECAT commentary ECAT fact sheet ECAT’s portfolio managers BlackRock’s CEFs are managed by some of the industry’s most influential thought leaders. View our team of portfolio managers that seek to deliver on the Funds’ investment objectives with decades of experience and recognition. Rick Rieder Lead Portfolio Manager for ECAT, CIO of Global Fixed Income, Head of Fundamental Fixed Income, and Head of the Global Allocation Investment Team Responsible for roughly $2.7 trillion in assets, Rick is a member of BlackRock’s Global Executive Committee (GEC), its GEC Investment Sub-Committee, and is Chairman of the BlackRock Investment Council. View all portfolio managers View all nominees >

Board nominees up for election Your qualified board is at risk. Vote FOR your Board nominees for ECAT that are up for election. Click below to view the full list. R. Glenn Hubbard Former Chairman of the U.S. Council of Economic Advisers of the President of the United States. Dean Emeritus of Columbia Graduate Business School. Professor of Finance and Economics Catherine A. Lynch, CFA Advisory Committee Member of Rocade Capital Fund V, Former Chief Executive Officer and Chief Investment Officer of the National Railroad Retirement Investment. J. Phillip Holloman Interim Executive Chairman, President and Chief Executive Officer of Vestis Corporation, Former President and Chief Operating Officer of Cintas Corporation View all proposals > Director nominations An activist investor is seeking to replace your qualified nominees. Vote for ECAT’s experienced board nominees. Investment management agreement Vote AGAINST the activist investor’s proposal to terminate BlackRock as your investment manager.

Support your long-term investment in ECAT Keep your long-term investment with ECAT’s board nominees and BlackRock’s experienced management team. Your vote is extremely important because an activist investor is attempting to deprive you of a closed-end fund managed by BlackRock. Here are the two types of proposals from an activist investor challenging BlackRock’s management of ECAT: We’re here to help For more information on your investment, email cef@blackrock.com. If you have any questions about the proposals to be voted, please contact Georgeson LLC (“Georgeson”), toll free at 1-866-920-4784. Cast your vote Click here to vote What should I NOT do? You may receive a proxy card from the activist investor. Please do NOT send back any proxy card other than the WHITE proxy card you receive from BlackRock, as this will cancel your prior vote for ECAT’s Board Nominees. Only your latest vote will count. Vote now on the WHITE proxy card